                                  EXHIBIT 11.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


THREE MONTH PERIOD ENDED DECEMBER 31, 1997
---------------------------------------------------------------------------------------
                                                                             ASSUMING
                                                             BASIC         DILUTION (2)
                                                      ---------------   ---------------
WEIGHTED AVERAGE OF OUTSTANDING SHARES                    32,403,312        32,403,312

COMMON EQUIVALENT SHARES:
  OUTSTANDING STOCK OPTIONS                                      N/A         1,031,089

OTHER POTENTIALLY DILUTIVE SECURITIES:
  CONVERTIBLE NOTES (1)                                          N/A         3,571,429

                                                      ---------------   ---------------
SHARES USED IN COMPUTING
NET INCOME PER COMMON SHARE                               32,403,312        37,005,830
                                                      ===============   ===============

NET INCOME                                                $6,178,000        $6,178,000

ADJUSTMENTS ASSUMING DILUTION:
  INTEREST EXPENSE ADJUSTMENT, NET OF TAXES                      N/A           340,882

                                                      ---------------   ---------------
NET INCOME                                                $6,178,000        $6,518,882
                                                      ===============   ===============

NET INCOME PER COMMON SHARE                                    $0.19             $0.18
                                                      ===============   ===============

TWELVE MONTH PERIOD ENDED DECEMBER 31, 1997
---------------------------------------------------------------------------------
                                                                      ASSUMING
                                                 BASIC               DILUTION (2)
                                            -------------        ----------------
WEIGHTED AVERAGE OF OUTSTANDING SHARES        32,283,138              32,283,138

COMMON EQUIVALENT SHARES:
  OUTSTANDING STOCK OPTIONS                          N/A                 655,942

OTHER POTENTIALLY DILUTIVE SECURITIES:
  CONVERTIBLE NOTES (1)                              N/A               1,041,667

                                            -------------        ----------------
SHARES USED IN COMPUTING
NET INCOME PER COMMON SHARE                   32,283,138              33,980,747
                                            =============        ================

NET INCOME                                   $23,005,000             $23,005,000

ADJUSTMENTS ASSUMING DILUTION:
  INTEREST EXPENSE ADJUSTMENT, NET OF TAXES          N/A                 429,131

                                            -------------        ----------------
NET INCOME                                   $23,005,000             $23,434,131
                                            =============        ================

NET INCOME PER COMMON SHARE                        $0.71                   $0.69
                                            =============        ================

NOTES:

(1) - ON SEPTEMBER 16, 1997, THE COMPANY SOLD $100 MILLION OF 5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 2002. THE NOTES ARE CONVERTIBLE AT THE OPTION OF THE HOLDERS INTO ORBITAL COMMON STOCK AT A CONVERSION PRICE OF $28.00 PER SHARE.

(2) - SUBSIDIARY STOCK OPTIONS THAT ENABLE HOLDERS TO OBTAIN SUBSIDIARY'S COMMON STOCK PURSUANT TO EFFECTIVE STOCK OPTION PLANS ARE INCLUDED IN COMPUTING THE SUBSIDIARY'S EARNINGS PER SHARE, TO THE EXTENT DILUTIVE. THOSE EARNINGS PER SHARE DATA ARE INCLUDED IN THE COMPANY'S PER SHARE COMPUTATIONS BASED ON THE COMPANY'S HOLDINGS OF THE SUBSIDIARY'S STOCK. FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 1997, ALL SUCH SUBSIDIARY STOCK OPTIONS WERE ANTI-DILUTIVE.